MEEDER FUNDS AMENDED AND RESTATED
SHAREHOLDER DISTRIBUTION PLAN

(As Adopted September 15, 2016)

This Amended and Restated Shareholder Distribution Plan (the “Plan”) is adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended and including the rules and regulations promulgated thereunder (the “1940 Act”) by Meeder Funds (the “Trust”) on behalf of those series listed on Schedule A attached hereto and as may be amended from time to time (collectively the “Funds” and individually a “Fund”). A majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act (“Independent Trustees”), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan and any amendments thereto.

WHEREAS, Meeder Funds, a Massachusetts Business Trust, engages in business as an open-end management investment company and is registered as such under the 1940 Act; and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (“Funds”), which may have multiple Classes (“Classes”); and

WHEREAS, the Board of Trustees wishes to amend the various separate existing Distribution Plans for the Sale of Shares of the Meeder Funds and restate them in a single document;

NOW THEREFORE, the Trust hereby adopts the Amended and Restated Shareholder Distribution Plan, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.	IMPLEMENTATION. Any officer of the Trust, or an authorized Transfer Agent, Distributor or designee on its behalf, may execute and deliver, in the name of the Trust and on behalf of the Funds, a written Shareholder Distribution Agreement or other agreement containing such terms with certain financial institutions, broker-dealers, and other financial intermediaries (“Authorized Service Providers”) that are record owners of Fund Shares or that have a servicing relationship with the beneficial owners of Shares of the Funds or with the Trust.

2.	DISTRIBUTION ACTIVITIES. Subject to the supervision of the Trustees of the Trust, the Shareholder Distribution Agreement may, directly or indirectly, authorize payments for the following activities related to the distribution of Shares of the Funds and Classes of Funds set forth in Exhibit A, which activities may include, but are not limited to, the following:

(a)	Payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Fund Shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Fund Shares, or that hold Fund Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to a Fund and its shareholders;

(b)	Expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to the Plan) who engage in or support distribution of Fund Shares;

(c)	Costs of preparing, printing and distributing Prospectuses and Statements of Additional Information and reports of the Fund for recipients other than existing shareholders of the Fund;

(d)	Costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(e)	Costs of preparing, printing and distributing sales literature;

(f)	Costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable;

(g)	The fees of public relations consultants; and

(h)	Costs of implementing and operating the Plan.

3.	SHAREHOLDER SERVICES. Subject to the supervision of the Trustees of the Trust, the Shareholder Distribution Agreement may also, directly or indirectly, authorize payment for shareholder support services including, but not limited to:

(a)	Responding to customer inquiries of a general nature regarding the Funds;

(b)	Processing dividend and distribution payments from the Funds on behalf of customers;

(c)	Providing periodic statements to customers regarding their positions in Shares of the Funds or share equivalents;

(d)	Arranging for bank wire transfer of funds to or from a customer’s account;

(e)	Responding to customer inquiries and requests regarding Statements of Additional Information, shareholder reports, notices, proxies and proxy statements, and other Fund documents;

(f)	Forwarding Prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund Shares;

(g)	Providing sub-accounting with respect to the Shares beneficially owned by customers or otherwise assisting the Funds in establishing and maintaining shareholder accounts and records;

(h)	Aggregating and processing purchase, exchange and redemption requests from customers and placing net purchase, exchange and redemption orders for customers;

(i)	Assisting customers in changing account options, account designations and account addresses;

(j)	Rendering shareholder support services not otherwise provided by the Funds’ transfer agent; and

(k)	Providing such other similar services as the Trust may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules, or regulations.

4.	COMPENSATION.

(a)	For the distribution and shareholder services activities set forth above, the Trust may pay the Authorized Service Provider an annual fee on behalf of Retail Class Shares of those Funds listed in Exhibit A, including expenses in connection therewith. The annual fee paid to the Authorized Service Provider under the Plan will be computed daily and paid periodically in the manner set forth in the respective Shareholder Distribution Agreements, at an annual rate not exceeding the amount set forth on Exhibit A of the average daily net assets of the Fund Shares owned of record or beneficially by the customers of the Authorized Service Provider.

(b)	The Trust may also pay compensation under the Plan to the Distributor or its affiliates for compensation paid by the Distributor or its affiliates to Authorized Service Providers for distribution and shareholder services provided under a Shareholder Distribution Agreement under the Plan.

(c)	The Trust may also pay compensation under the Plan to the Distributor or its affiliates for costs actually incurred by the Distributor or its affiliates in providing distribution and shareholder services under the Plan.

(d)	Except as otherwise provided above, payments under the Plan are not tied exclusively to expenses incurred. To the extent that amounts paid hereunder are not used to specifically compensate broker-dealers, financial intermediaries and other parties for sales, promotional and shareholder servicing activities, such amounts shall be retained by the Authorized Service Provider as compensation for distribution-related services.

(e)	The amount expended by the Fund for the foregoing services shall not exceed in total the amount set forth on Exhibit A of the average daily net assets of the Fund Shares and Classes annually pursuant to the Plan.

5.	TERM AND TERMINATION.

(a)	Unless terminated as herein provided, the Plan shall continue in effect for a one-year period from the effective date of the Plan, and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Board of Trustees of the Trust, and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(b)	The Plan may be terminated at any time by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust. If the Plan is terminated, the Trust will not be required to make any payments for expenses incurred after the date of termination.

6.	AMENDMENTS. All material amendments to the Plan must be approved in the manner provided for in Section 5(a) hereof. In addition, the Plan may not be amended to increase materially the amount of expenditures provided for in Section 4 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund.

7.	SELECTION AND NOMINATION OF TRUSTEES AND INDEPENDENT LEGAL COUNSEL. While the Plan is in effect, the selection and nomination of Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees and any person who acts as legal counsel for the Independent Trustees shall be an independent legal counsel.

8.	REPORTING. Any party authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any agreement entered into pursuant to the Plan shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and any related agreement and the purposes for which such expenditures were made.

9.	RECORDKEEPING. The Trust shall preserve copies of the Plan and any related agreement and all reports made pursuant to Section 8 hereof, for a period of not less than six years from the date of the Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

10.	SEVERABLE. The provisions of the Plan are severable for each Fund and each Class. Whenever the Plan provides for action to be taken with respect hereto such action must be taken separately for each Fund or Class affected thereby.

Exhibit A

to

Plan of Distribution Pursuant to
Rule 12b-1 of Meeder Funds

Amended September 12, 2023

Fund Name	Share Class	Maximum Distribution Fee (annual rate expressed as a percentage of the average daily net assets of each Class of Shares)
Global Allocation Fund	Retail Class	0.25%
Moderate Allocation Fund	Retail Class	0.25%
Dynamic Allocation Fund	Retail Class	0.25%
Quantex Fund	Retail Class	0.20%
Balanced Fund	Retail Class	0.25%
Muirfield Fund	Retail Class	0.20%
Spectrum Fund	Retail Class	0.25%
Tactical Income Fund	Retail Class	0.25%
Conservative Allocation Fund	Retail Class	0.25%
Institutional Prime Money Market Fund	-	0.20%